Exhibit (a)(5)(F)

To view this e-mail as a web page, please go here.

Please note that the expiration date of the Tender Offer relating to your AB Private Credit Investors Corporation investment has been extended by a day to 5:00 p.m., EST on December 27, 2018 due to the national day of mourning for President George H.W. Bush. An update to the Tender Offer statement has been posted online.

Please reach out to your Advisor with any questions.

Accessing Your Account Reports

1.	Click on the Link above to take you to our website. If you are not logged in, you will be redirected to the Log-In page.

2.	Log-In: Enter your username and password and then click “Log-In” to be redirected to the Legal Documents page.

Note: If you are logging in from a private computer or device, you can select “Remember Me” so that in the future you’ll need only to enter your password to access your reports.

If you have not previously registered for online account reporting, please contact your AB Advisor, who will provide you with a Bernstein ID and walk you through the registration process.

Need Help?

•	For answers to frequently asked questions, please visit our FAQ and Tutorials

•	If you’ve forgotten your password, you can reset it by clicking on “Forgot Your Password?”

•	If you have any questions, please contact your Bernstein Advisor or Bernstein.com Support at 914.993.2560, Monday through Friday, 7:00 a.m. to 6:00 p.m. Eastern Time

Note: Please do not respond to this e-mail with account-related instructions. If you have any questions, please contact your Bernstein Advisor.

This e-mail message is intended only for the named recipient(s) above. If you are not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this e-mail and any attachment(s) is strictly prohibited. If you have received this e-mail in error, please immediately notify the sender by replying to this e-mail, and delete the message and any attachment(s) from your system. Thank you.

To unsubscribe from this e-mail list, please unsubscribe here.

© 2018 AllianceBernstein L.P. All rights reserved. 1345 Avenue of the Americas, New York, NY 10105